Exhibit 10.1

EMPLOYMENT AGREEMENT

Parties and Effective Date

This employment agreement (the “Agreement”) is made and entered into on January 6, 2023 by and between Rockland Trust Company, a Massachusetts trust company (the “Company”), which is the wholly owned subsidiary of Independent Bank Corp. (the “Holding Company”), the Holding Company and Jeffrey J. Tengel (the “Executive”), with respect to the Executive’s employment commencing February 6, 2023 or such other date as is mutually agreed among the parties (such date, the “Effective Date”). Capitalized terms used in this Agreement have the meaning set forth in the Section below entitled “Definitions.”

Employment Agreement

In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.Employment; Position and Duties; Exclusive Services.

(a)Employment. Beginning on the Effective Date, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and conditions in this Agreement.

(b)Position; Reporting; Duties; Location. The Executive agrees to serve as President and Chief Executive Officer for the Holding Company and Chief Executive Officer of the Company, and to perform all reasonable duties and responsibilities commensurate with such position or which may be assigned to the Executive by the Board or the Holding Company Board and are consistent with such positions. The Executive shall report to the Board and the Holding Company Board. On the Effective Date, the Holding Company shall appoint the Executive as a member of the Board and of the Holding Company Board and, annually thereafter during the Term, the Holding Company shall appoint the Executive to the Board and nominate the Executive for election by the Holding Company’s shareholders as a member of the Holding Company Board. The Executive shall perform his duties at the Company’s offices in Hanover, Massachusetts, subject to customary business travel.

(c)Exclusive Services. Except for illness or incapacity, the Executive shall devote all business time, attention, skill and efforts exclusively to the business and affairs of the Company, and its affiliates, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties which may be assigned from time to time; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable time during reasonable periods required for any or all of the following:

(i)serving, in accordance with the Company’s policies and with the prior approval of the Company, as a director or member of a committee of any other company or organization involving no actual or potential conflict of interest with the Company, or any of its subsidiaries or affiliates; and

(ii)investing personal assets in businesses in which the Executive’s participation is solely that of a passive investor in such form or manner as will not require any services on the part of the Executive in the operation or affairs of such businesses and in such form or manner which will not create any conflict of interest with, or create the appearance of any conflict of interest with, the Executive’s duties at the Company; provided, however, that such activities in the aggregate shall not materially adversely affect or interfere with the performance of the Executive’s duties and obligations to the Company.

(d)Compliance with Policies. The Executive agrees to comply fully with all policies and procedures in effect from time to time for employees and similarly situated senior executives of the Company, including, but not limited to, the Company’s and the Holding Company’s share ownership guidelines, the code of conduct, and policies related to the recovery or clawback of incentive compensation.

2.Term of Employment.

The term of this Agreement shall begin on the Effective Date and end either “at will” by either party upon written notice of termination by one party given to the other at least fourteen (14) days prior to the termination date specified in the notice or as otherwise specified in Section 5 of this Agreement (the “Term”).

3.Compensation.

(a)Base Salary. As compensation to the Executive for all services to be rendered in any capacity, the Company shall pay the Executive an annual base salary (“Base Salary”) of One Million Dollars ($1,000,000.00) per annum. The Company may at its discretion review the compensation provisions of this Agreement and shall have the authority to pay an increased Base Salary, or bonus, or other additional compensation to the Executive.

(b)Annual Cash Incentive Opportunity. As compensation to the Executive for all services to be rendered in any capacity, for each fiscal year in the Term and commencing with the annual grant cycle for the 2023 fiscal year, the Executive shall be eligible to receive an annual cash incentive award with a target award opportunity of eighty-five percent (85%) of the Executive’s Base Salary (the “Annual Cash Incentive Opportunity”), with the amount awarded to be determined by the Holding Company Board and payable in accordance with the annual cash incentive plan applicable to other senior executives of the Company.

(c)Annual Equity Incentive Opportunity. As compensation to the Executive for all services to be rendered in any capacity, for each fiscal year in the Term and commencing with the annual grant cycle for the 2023 fiscal year, the Executive shall be eligible to receive an annual equity incentive award with a target grant date fair value of one hundred percent (100%) of the Executive’s Base Salary (the “Annual Equity Incentive Opportunity”). The grant timing, form and terms and conditions of the Executive’s long-term incentive awards shall be as determined by the Holding Company Board in accordance with the Company’s equity-based compensation plan, as in effect from time to time (the “Equity Plan”).

(d)Make-Whole Bonus. As consideration for outstanding cash retention and incentive awards that the Executive will forfeit due to the Executive’s departure from the Executive’s prior employer and as an inducement to joining the Company, the Executive shall be paid a one-time make-whole cash bonus in the amount of $1,620,000, less any amounts paid to the Executive by his prior employer in respect of his 2022 annual bonus (the “Make-Whole Bonus”), in a lump sum no later than thirty (30) days following the Effective Date. To be eligible to receive the Make-Whole Bonus, the Executive agrees and acknowledges that if the Executive’s employment with the Company or any of its Affiliated Companies is terminated by the Company or any of its Affiliated Companies for Cause or the Executive resigns his employment for any reason other than for Good Reason, in each case on or prior to the first (1st) anniversary of the Effective Date, the Executive shall be obligated to repay to the Company the entire amount of the Make-Whole Bonus within sixty (60) days of the Executive’s date of termination. If the Executive fails to repay the Company the applicable foregoing amount, in addition to all other remedies at law, the Company may offset all or a portion of the Make-Whole Bonus from any other amounts the Company then owes the Executive, if any, and the Executive hereby consents to the foregoing.

(e)Make-Whole Equity Award. As consideration for outstanding equity awards that otherwise would have vested in April 2023 which the Executive will forfeit due to his departure from the Executive’s prior employer and as an inducement to joining the Company, on or as soon as practicable following the Effective Date, the Executive will be granted a make-whole equity award under the Equity Plan, in the form of time-vesting restricted shares under the Equity Plan with a grant date value of $1,000,000 (the “Make-Whole Equity Award”), twenty percent (20%) of which shall vest on each of the first five (5) anniversaries of the Effective Date, subject to the Executive’s continued employment through each such anniversary and the other terms and conditions of the applicable award agreement. The number of shares subject to the Make-Whole Equity Award shall be determined using the average of the closing prices of a share of Holding Company common stock for each of the ten (10) consecutive trading days immediately preceding and including the date of grant. The terms and conditions of the Make-Whole Equity Award, including the grant date and vesting schedules, shall be set forth in the applicable award agreement(s) and subject to the terms of the Equity Plan.

4.Benefits.

(a)Travel and Business-Related Expenses. The Executive shall be reimbursed for travel and other reasonable expenses incurred in the performance of the business of the Company and the Holding Company, in accordance with the policies of the Company as in effect from time to time.

(b)Group Life Insurance. The Company agrees to include the Executive under the Company’s group term life insurance policy in accordance with the policies of the Company as in effect from time to time and on the same basis as other senior executives of the Company.

(c)Sick Leave/Disability. The Executive will enjoy the same sick leave and short- term and long-term disability coverage as in effect from time to time for senior executives of the Company generally.

(d)Retirement Plans. The Executive will be eligible to participate in the Company’s qualified retirement benefit plans on the same basis as other senior executives of the Company, each in accordance with the terms of such plans as in effect from time to time.

(e)Vacation/Holidays. The Executive will receive four (4) weeks paid vacation, on an “as earned” basis each year, and will receive ten (10) holidays each year.

(f)Insurance. During the Term, the Executive shall participate in all insurance programs (medical, dental, surgical, and hospital) adopted by the Company as in effect from time to time, including dependent coverage, to the same extent as other senior executives of the Company.

(g)Non-Qualified Retirement Plan. Commencing in 2024 with respect to services performed in 2023, the Executive shall participate in any non-qualified retirement plan which the Company has adopted or may adopt at a benefits level comparable to the benefits made available to similarly situated executives. Any contributions made by the Company on behalf of the Executive shall be made on the same basis and at the same time as contributions are made on behalf of other senior executives of the Company with respect to the applicable period of service, in each case in accordance with the terms of such plans as in effect from time to time.

(h)Relocation Assistance. To assist with the Executive’s relocation of his primary residence to Massachusetts (which must be completed as soon as reasonably practicable, but no later than ninety (90) days, after the Effective Date), the Company shall provide the Executive with up to ninety (90) days of temporary housing assistance in the greater Hanover area and reimburse the Executive for reasonable moving expenses and closing costs for the Executive’s current residence. The relocation and assistance benefits described in the immediately preceding sentence shall be subject to an aggregate maximum of $100,000. The Executive agrees and acknowledges that if the Executive’s employment with the Company or any of its Affiliated Companies is terminated by the Company or any of its Affiliated Companies for Cause or the Executive resigns his employment for any reason other than for Good Reason, in each case on or prior to the first (1st) anniversary of the Effective Date, the Executive shall be obligated to repay or reimburse the Company for the cost of all relocation and assistance benefits received or utilized by the Executive within sixty (60) days of the Executive’s date of termination. If the Executive fails to repay or reimburse the Company the applicable foregoing amount, in addition to all other remedies at law, the Company may offset all or a portion of such amounts from any other amounts the Company then owes the Executive, if any, and the Executive hereby consents to the foregoing.

(i)Taxes. Except as otherwise specifically provided, the Executive recognizes that some or all of the foregoing benefits and those set forth in Section 3 may give rise to a federal and/or state income tax liability and agrees to be responsible for any tax liability.

5.Termination of Employment.

(a)Termination For Cause; Resignation Without Good Reason.

(i)If the Executive’s employment is terminated by the Company for Cause or if the Executive resigns from employment for any reason other than for Good Reason, the Executive shall have no right to receive compensation or other benefits except as may be required by law and except that the Executive’s rights to exercise stock options or vest in other equity awards in the event employment terminates shall be governed by the relevant Equity Plan and the relevant award agreement.

(ii)The Company may terminate the Executive for Cause by giving the Executive thirty (30) business days’ prior written notice, during which period the Company shall give the Executive an opportunity to cure and a reasonable opportunity to be heard by the Holding Company Board to show just cause for his actions, and to have the Holding Company Board, in its discretion, reverse or rescind the prior action of the Company terminating the Executive for Cause. During the thirty (30)-day notice period, the Executive may at the discretion of the Company be suspended without pay in the case of a pending termination pursuant to clause (B), (C), or (D) within the definition of Cause (with all pay withheld during the suspension period to be reinstated retroactively if the pending termination is rescinded) or be placed on administrative leave with pay in the case of a pending termination pursuant to clause (A), (E), (F), or (G) within the definition of Cause.

(iii)The Executive may resign without Good Reason by giving the Company at least thirty (30) days prior written notice.

(iv)The date of termination of employment by the Company for purposes of Section 5(a) shall be the date specified by the Company in its written notice of termination to the Executive, which shall be given to the Executive in accordance with Section 5(a)(ii). The date of a resignation by the Executive for purposes of Section 5 shall be the later of the date specified in the written notice of resignation from the Executive to the Company or the date notice is received by the Company.

(b)Resignation for Good Reason.

(i)If, during the term of this Agreement, the Executive resigns for Good Reason from employment with the Company and/or any of its parent, subsidiaries or affiliates (“Affiliated Companies”), the Executive shall, subject to continued compliance with the covenants in Section 6 of this Agreement (as applicable) and the provisions of Sections 5(g) and 17 of this Agreement, be entitled to:

(A)receive an amount equal to the Executive’s then-current Base Salary for a period of twelve (12) months (eighteen (18) months if such termination occurs after the first (1st) anniversary of the Effective Date), payable in installments at such times as such Base Salary would be payable as if no such termination or resignation had occurred for a period of twelve (12) months (eighteen (18) months, if such termination occurs after the first (1st) anniversary of the Effective Date) from the date of termination or resignation date (as determined in Section 5(b)(ii)); and

(B)receive a gross bonus payment in an amount which, after payment of all applicable federal and state income and employment taxes, will equal the pre-tax cost to the Company of the Executive’s participation in the plans and arrangements described in clauses (b) and (f) of Section 4 for a period of twelve (12) months (eighteen (18) months, if such termination occurs after the first (1st) anniversary of the Effective Date), less any portion which the Company has already paid on behalf of the Executive. The gross bonus payment shall be payable in a lump sum within forty-five (45) days after the Executive’s termination of employment. Nothing in this Section shall be construed to prevent the Executive from making an election to continue the health benefit coverage in which the Executive and the Executive’s dependents were participating under the health plans of the Company or its Affiliated Companies, or substantially similar health plans maintained by its or their successors by merger for the period required by applicable federal and state laws.

(ii)The Executive may resign for Good Reason by giving the Company thirty (30) business days’ prior written notice and, during that thirty (30)-

business day period, an opportunity to cure. The subsequent death, disability, or obtaining of a new position not in violation of Section 6(b) by the Executive does not mitigate or terminate the obligations of the Company under this Section 5(b).

(iii)If the provisions of Section 5(d) are applicable to any termination or resignation of employment because a Change of Control has occurred and such termination or resignation occurs within the two (2)-year period following such Change of Control, the Executive’s rights shall be governed by Section 5(d).

(c)Termination Without Cause.

(i)If, during the term of this Agreement, the Executive’s employment with the Company and/or any of its Affiliated Companies is terminated by the Company or any of its Affiliated Companies for any reason other than death, disability, or for Cause, the Executive shall be entitled to receive payments equivalent to those set forth in, and payable in accordance with the terms of, Sections 5(b)(i)(A) and 5(b)(i)(B) above, provided that the Executive (A) executes and does not revoke a severance agreement in a form satisfactory to the Company (the “Severance Agreement”) containing, among other provisions, a release of claims substantially consistent with the Release described in Section 5(g) of this Agreement and a covenant not to compete substantially consistent with that contained in Section 6(b) of this Agreement; and (B) has complied and continues to comply with Sections 6(a), 6(c) and 6(d) of this Agreement.

(ii)The Company and/or any of its Affiliated Companies may terminate the Executive’s employment without Cause by giving the Executive written notice.

(iii)If the provisions of Section 5(d) are applicable to any termination or resignation of employment because a Change of Control has occurred and such termination or resignation occurs within the two (2)-year period following such Change of Control, the Executive’s rights shall be governed by Section 5(d).

(d)Change of Control.

(i)Resignation for Good Reason. If, during the term of this Agreement, any of the events constituting a Change of Control shall be deemed to have occurred, and during the two (2)-year period following such Change of Control, the Executive resigns for Good Reason from employment with the Company and/or any of Affiliated Companies, or successors by merger or otherwise, the Executive shall, subject to the continued compliance with the covenants in Section 6 of this Agreement (as applicable) and the provisions of Sections 5(g) and 17 of this Agreement, be entitled to:

(A)receive an amount equal to two (2) times the sum of (i) the Executive’s then current Base Salary and (ii) the greatest of (1) the aggregate amount of discretionary annual cash bonus and/or annual incentive payments made to the Executive during the twelve (12) months preceding the date of termination, (2) the aggregate amount of discretionary annual cash bonus and/or annual incentive payments made to the Executive during the twelve (12) months preceding the Change of Control, or (3) the Executive’s Annual Cash Incentive Opportunity (it being understood that the Make-Whole Bonus and any other retention or special bonuses or incentives shall not be considered or included for this prong (ii)), with an amount equal to the Executive’s then-current Base Salary for a period of twelve (12) months (eighteen (18) months if such termination occurs after the first (1st) anniversary of the Effective Date) paid in equal installments at such times as such Base Salary would be payable as if no such termination had occurred for a period of twelve (12) months (eighteen (18) months if such termination occurs after the first (1st) anniversary of the Effective Date), and the remainder payable in a lump sum within forty-five (45) days after the Executive’s termination of employment;

(B)receive a gross bonus payment in an amount which, after payment of all applicable federal and state income and employment taxes, will equal the pre-tax cost to the Company of the Executive’s participation in the plans and arrangements described in clauses (b) and (f) of Section 4 for a period of thirty-six (36) months, less any portion which the Company has already paid on behalf of the Executive. The gross bonus payment shall be payable in a lump sum within forty-five (45) days after the Executive’s termination of employment. Nothing in this Section shall be construed to prevent the Executive from making an election to continue the health benefit coverage in which the Executive and the Executive’s dependents were participating under the health plans of the Company or its Affiliated Companies, or substantially similar health plans maintained by its or their successors by merger for the period required by applicable federal and state laws;

(C)receive any change of control benefits as provided in and in accordance with the terms of the non-qualified retirement plan if the Executive is a participant in the non-qualified retirement plan; and

(D)receive vesting of all of the Executive’s outstanding awards under the Equity Plan, with the performance goals applicable to any performance based awards to be treated in accordance with the terms of the applicable award agreement or the Equity Plan.

(E)The Executive may resign for Good Reason by giving the Company thirty (30) business days’ prior written notice and, during that thirty (30)-business day period, an opportunity to cure. The subsequent death, disability, or obtaining of a new position not in violation of Section 6(b) by the Executive does not mitigate or terminate the obligations of the Company under this Section 5(d)(i).

(ii)Termination Without Cause.

(A)If, during the term of this Agreement, any of the events constituting a Change of Control shall be deemed to have occurred, and during the two (2)-year period following such Change of Control, the Executive’s employment with the Company and/or any of its Affiliated Companies, or successors by merger or otherwise as a result of the Change of Control, is terminated by the Company or any of its Affiliated Companies, or successors by merger or otherwise as a result of the Change of Control, for any reason, other than death, disability, or for Cause, the Executive shall be entitled to receive payments and benefits equivalent to those set forth in, and payable in accordance with the terms of, Sections 5(d)(i)(A) through 5(d)(i)(D) above, provided that the Executive (x) executes and does not revoke a Severance Agreement containing, among other provisions, a release of claims substantially consistent with the Release described in Section 5(g) of this Agreement and a covenant not to compete substantially consistent with that contained in Section 6(b) of this Agreement; and (y) has complied and continues to comply with Sections 6(a), 6(c) and 6(d) of this Agreement.

(B)The Company and/or any of its Affiliated Companies, or successors by merger or otherwise as a result of the Change of Control, may terminate the Executive’s employment without Cause by giving the Executive written notice.

(iii)Section 4999. In the event any amount payable as compensation to the Executive under this Agreement when aggregated with any other amounts payable as compensation to the Executive other than pursuant to this Agreement (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the amount payable as compensation under Section 5(d)(i) of this Agreement or pursuant to the Severance Agreement contemplated by Section 5(d)(ii) of this Agreement shall be reduced (but not below zero (0)) to the largest amount which would not be subject to the Excise Tax if, to the extent and only to the extent that such reduction would result in a greater after-tax benefit (determined after accounting for the Excise Tax and all federal, state, and local income and employment taxes which would be payable by the Executive) for the Executive than if the Payments were not reduced;

provided, however, that in no event shall such reduction be effected through a delay in the timing of any Payment that is subject to Section 409A (or that would become subject to Section 409A as a result of such delay). All determinations pursuant to this Section 5(d)(iii) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(e)Mitigation; Legal Fees. The Executive shall not be required to mitigate the amount of any payment provided for in any of Section 5(b), Section 5(c), Section 5(d)(i) or Section 5(d)(ii) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 5(b), Section 5(c), Section 5(d)(i) or Section 5(d)(ii) be reduced by any compensation earned by the Executive as a result of self-employment or employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by the Executive to the Company or otherwise. Following a Change of Control, the Company agrees to pay, as incurred, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

(f)Termination by Reason of Death or Disability.

(i)Notwithstanding anything to the contrary contained in this Agreement, the employment of the Executive shall be automatically terminated upon the death of the Executive after which time the Company shall have no further obligation to the Executive or his estate for any compensation or benefits, except to the extent any compensation or benefits are due to the Executive or his estate for any period prior to his death; provided, however, that this Section 5(f)(i) shall not affect in any manner any other benefits to which the Executive or his estate may be entitled or which may vest or accrue upon his death under any arrangement, plan or program (other than this Agreement) with the Company or any of its Affiliated Companies, by law or otherwise.

(ii)Notwithstanding anything to the contrary contained in this Agreement, the employment hereunder of the Executive may be terminated by reason of disability, upon written notice to the Executive, in the event of the inability of the Executive to substantially perform the duties contemplated by this Agreement by reason of injury (physical or mental), illness (physical or mental) or otherwise, incapacitating the Executive for a continuous period exceeding one hundred and eighty (180) days, as certified by a physician selected by the Company in good faith, and the

Company shall have no further obligation under this Agreement to the Executive for any compensation or benefits, except to the extent any compensation or benefits are due to the Executive for any period prior to his termination by reason of disability; provided, however, that this Section 5(f)(ii) shall not affect in any manner any compensation or other benefits to which the Executive may be entitled or which may accrue or vest upon his disability and the Executive shall be entitled to receive that compensation and benefits during and after such period of disability as the Company’s policies and procedures in effect from time to time provide for similarly situated executives, as if the Executive and the Company had not entered into this Agreement.

(iii)The Executive’s rights to exercise his stock options or to vest in equity or equity-based awards in the event of termination of his employment by reason of his death or disability (as defined in the Equity Plan) shall be governed by the Equity Plan and the relevant stock option agreement or equity award agreement.

(g)Release of Claims. Any payments or benefits payable to the Executive under Section 5(b) or Section 5(d)(i) of this Agreement, or under the Severance Agreement pursuant to Section 5(c) or Section 5(d)(ii) of this Agreement, shall be contingent on the Executive’s execution and non-revocation of a release (the “Release”), in a form satisfactory to the Company, of all claims that the Executive or any of the Executive’s affiliates or beneficiaries may have against the Company and its Affiliated Companies, and their officers, directors, successors and assigns, releasing those persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the Executive’s employment relationship, including claims under the Age Discrimination in Employment Act (the “ADEA”), but not including claims for accrued but unpaid Base Salary, incurred but unreimbursed business expenses, benefits under tax-qualified plans or other benefit plans in which the Executive is vested, claims for benefits required by applicable law, claims for indemnification under applicable law or pursuant to the Company’s or its Affiliated Companies’ governing documents or insurance, or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Section 409A and the ADEA, the Release must be provided to the Executive no later than the date of the Executive’s termination of employment and the Executive and the Company must execute the Release within twenty-one (21) days after the date of termination without subsequent revocation by the Executive within seven (7) days after execution of the Release.

(h)Effect of Termination on Other Positions. If, on the date of termination for any reason, the Executive is a member of the Holding Company Board, the Board or the board of directors of any of the Company or its Affiliated Companies, or holds any other position with the Company or its Affiliated Companies, the Executive shall be deemed to have resigned from all such positions as of the date of termination. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

6.Confidentiality, Non-Competition and Non-Solicitation.

(a)Confidentiality. The Executive recognizes and acknowledges as an employee of the Company the Executive will have access to, become acquainted with, and obtain financial information and knowledge relating to the business, financial condition, methods of operation and other aspects of the Company and its Affiliated Companies and their customers, employees and suppliers, some of which information and knowledge is confidential and proprietary and that the Executive could substantially detract from the value and business prospects of the Company and its Affiliated Companies in the event, while employed by the Company or any time thereafter, the Executive were to disclose to any person not related to the Company or its Affiliated Companies or use such information and knowledge for the Executive or any other person’s advantage. Accordingly, the Executive agrees not to disclose to any person, other than directors, officers, employees, accountants, lawyers, consultants, advisors, agents and representative of, or other persons related to, the Company or its Affiliated Companies on a need-to-know basis in the course of carrying out the Executive’s duties, any knowledge or information of a confidential nature pertaining to the Company or its Affiliated Companies, or their successors and assigns, including, without limitation, all unpublished matters relating to the business, properties, accounts, books and records, business plan and customers, except with the prior written approval of the Board, or except as may be required by law or as the Executive reasonably determines to be necessary to defend or enforce the Executive’s rights under this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, prohibit, limit or restrict the Executive from (i) disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (ii) exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)Non-Competition. The Executive covenants and agrees that, for a period of one (1) year following his termination of employment for any reason (other than a termination by the Company without Cause or layoffs, excepting as may be agreed post-termination in the context of a Severance Agreement), the Executive shall not, without the written consent of the Holding Company Board, either directly or indirectly become or serve in any management level or higher position (including as a member of the board of directors, managers, trustees or similar body), including as an officer, employee, consultant, independent contractor, agent, joint venturer, partner or shareholder, or become or serve as an advisor to an individual serving in any management level or higher position (including as a member of the board of directors, managers, trustees or similar body), of any trust company, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, any mortgage or loan broker, any other material business line in which the Company or its Affiliated Companies is engaged (or has taken meaningful steps to become engaged) as of the date of the Executive’s termination of employment or any other entity that competes with the business of the Company or its Affiliated Companies, that: (i) has a headquarters or offices within fifteen (15) miles of any location(s) in which the Company has business operations or has filed an application for regulatory approval to establish an office at the time of the Executive’s termination of employment (the “Restricted Territory”) or (ii) has one (1) or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if the Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory. Given the Executive’s positions as set forth in Section 1(b), the Executive acknowledges that he has provided services to the Company or its Affiliated Companies and/or had a material presence or influence over the business conducted by the Company and its Affiliated Companies in the entire geographic footprint of the Company and its Affiliated Companies. Notwithstanding the foregoing, the Executive shall not be precluded from owning shares in an entity that competes with the Company or its Affiliated Companies; provided that the Executive is a passive shareholder and owns less than one percent (1%) of the outstanding shares of such entity.

(c)Non-Solicitation. The Executive covenants and agrees that, for a period of one (1) year following his termination of employment for any reason, the Executive will not (i) with the exception of mass mailings or other broad-based marketing efforts, directly or indirectly, solicit, divert or take away any client or customer of the Company or its Affiliated Companies or other successors and assigns, or (ii) directly or indirectly induce or attempt to influence any employee of the Company or its Affiliated Companies, or their successors and assigns.

(d)Non-Disparagement. The Executive shall not make, either directly or by or through another person, any oral or written defamatory, disparaging or slanderous statements or representations of or concerning the Company or its Affiliated Companies, any of their clients or businesses or any of their current or former officers, directors or employees.

(e)Enforceability. The covenants on the part of the Executive contained in this Section 6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Company or its Affiliated Companies, whether predicated on this Agreement or otherwise, shall not constitute a defense to their enforcement by the Company or its Affiliated Companies. This Section 6 shall survive the termination of this Agreement. The period and the scope of the restrictions on the Executive are divisible so that if any provision of this Section 6 is invalid, that provision shall be automatically modified to the extent necessary to make it valid.

(f)Equitable and Other Relief. The Executive acknowledges and agrees (i) that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and its Affiliated Companies or its or their successors and assigns, and that the non-compete covenant in Section 6(b) are no broader than necessary to protect the legitimate business interests of the Company and its Affiliated Companies or its and their successors and assigns, including the protection of their trade secrets, confidential information and goodwill, (ii) the geographic reach of the restrictions on the Executive’s business activity set forth in Section 6(b) are consistent with the geographic area in which the Executive will have provided services on behalf of the Company and its Affiliated Companies and its or their successors and assigns, (iii) the Company’s and its Affiliated Companies’ (and its or their successors and assigns) legitimate business interests could not be adequately protected through an alternative restrictive covenant other than the non-compete covenant in Section 6(b) and (iv) that the remedy at law for any breach of the provisions of this Section 6 will be inadequate. Accordingly, the Executive agrees that in the case of any such breach (x) the Company, the Affiliated Companies or its or their successors and assigns shall be entitled to injunctive relief to restrain the violation by the Executive, and to the extent applicable, the Executive’s partners, agents, servants, employers, employees and all persons acting for or with the Executive, in addition to any other remedy they may have, and (y) the Executive shall forfeit any future payments or benefits to which the Executive might be entitled, including any severance payments under Section 5, which the Executive acknowledges are consideration for the covenants contained herein, including the non-compete covenant. With respect to the non-compete covenant in Section 6(b), the Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines of business and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. The Executive further acknowledges and agrees that the non-compete covenant in Section 6(b) is supported by fair and reasonable consideration independent from continuation of employment, and notice of the non-compete covenant in Section 6(b) was provided to the Executive at least ten (10) business days before the applicable non-compete restrictions were to be effective. The Executive is a sophisticated businessperson who has entered into the non-compete restrictions set forth in this Agreement knowingly and voluntarily, and the Executive represents and agrees that such restrictions are compliant in all respects with the Massachusetts Noncompetition Agreement Act, M.G.L. c. 149, §24L. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach, including the recovery from the Executive of any severance payments paid to the Executive upon termination of employment or other damages.

(g)Jurisdiction. Subject to Section 7, the Executive submits to the exclusive jurisdiction of the courts of Massachusetts and the Federal courts of the United States of America located in Massachusetts in respect to the interpretation and enforcement of the provisions of this Section 6, and subject to Section 7, the Executive waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Section 6, that the Executive is not subject to jurisdiction or that any action, suit, or proceeding may not be brought or is not maintainable in those courts or that this Agreement may not be enforced in or by those courts or that the Executive’s property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that venue is improper.

7.Disputes.

(a)Any dispute relating to this Agreement (other than any disputes relating to Section 6(b) of this Agreement), or to the breach of this Agreement, arising between the Executive and the Company shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”), which arbitration may be initiated by any party by written notice to the other of such party’s desire to arbitrate the dispute. The arbitration proceedings, including the rendering of an award, shall take place in Boston, Massachusetts, and shall be administered by the AAA. Any disputes relating to Section 6(b) of this Agreement, including the breach of Section 6(b) of this Agreement, arising between the Executive and the Company shall be brought in the Suffolk County Superior Court of the Commonwealth of Massachusetts.

(b)The arbitrator shall be appointed within thirty (30) days of the notice of dispute, and shall be chosen by the parties from the names of available arbitrators furnished to the parties in list form by the AAA. The parties may review and reject names of available arbitrators from up to an aggregate of three (3) lists furnished to the parties by the AAA. If, after having been furnished three (3) lists of arbitrators, the parties cannot agree on one available arbitrator, either party may request that the AAA appoint an arbitrator to arbitrate the dispute.

(c)The award of the arbitrator shall be final except as otherwise provided by the laws of the Commonwealth of Massachusetts and the Federal laws of the United States, to the extent applicable. Judgment upon such award may be entered by the prevailing party in any state or Federal court sitting in Boston, Massachusetts. In the event that such dispute occurs prior to a Change of Control, the party substantially prevailing in such arbitration proceedings shall be entitled to recover from the other party all costs and expenses (including, without limitation, legal, tax and accounting fees) incurred by the substantially prevailing party in such arbitration under this Section 7.

(d)No arbitration proceedings shall be binding upon, or in any way affect, the interests of any party other than the Company, or its successors and the Executive, with respect to such arbitration.

(e)Notwithstanding the foregoing, the Company shall have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary, injunction or other interim equitable relief to which it may be entitled in connection with any alleged violations of Section 6 of this Agreement.

8.Indemnification.

The Company shall indemnify the Executive to the full extent permitted by Massachusetts law, which indemnification may require the advance of expenses, including legal fees, to the Executive, if and to the extent permitted by law. In the event of any claim for indemnification by the Executive, the Executive shall deliver written notice of any claim promptly upon the claim being made known to the Executive. The Company shall have the right to undertake the defense of any claim with counsel of its choice. The Company shall make its election to defend the claim with counsel of its choosing within fifteen (15) business days of receipt of notice. If the Company does not so elect, then Executive is free to engage in counsel. If the Company has a conflict between executives as a result of the claim, then the Executive shall have right to have independent counsel. During the Term and thereafter for so long as the Executive shall be subject to suit for liability for acts or omissions in connection with service as an officer or director of the company or service in other capacities at its request, the Company shall cause the Executive to be covered under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions. The coverage provided to the Executive pursuant to this Section 8 shall be of the same scope and on the same terms and conditions as the coverage (if any) then provided to other officers or directors of the Company and of the Holding Company.

9.Executive Representations.

The Executive represents and warrants that neither execution and delivery of this Agreement nor the Executive’s commencement of employment or performance of duties will violate or cause a breach of any contracts, agreements, or arrangements to which the Executive is a party or by which the Executive is bound, including with the Executive’s prior employer, and that the Executive is not subject to any restriction, contractual or otherwise, or covenants that would prevent the Executive from serving in the positions or from performing the duties set forth in Section 1 of this Agreement or limit the Executive’s ability to do so at any time during the Term. The Executive covenants and agrees to abide by any covenants or restrictions to which he is subject and shall not disclose or otherwise misuse any confidential information of his prior employer.

10. Arm’s-Length Negotiations; Representation by Counsel.

The parties to this Agreement agree that this Agreement has been negotiated by each in an arm’s-length transaction. The Executive acknowledges that the Executive has had the opportunity to be represented by, and that the Company has advised the Executive that he has the right to consult with, legal counsel in connection with this Agreement, including with respect to the covenants in Section 6.

11. Taxes; Withholding.

Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the inclusion of income, withholding of taxes and other deductions required by law.

12. Non-Assignability; Binding Agreement.

Neither this Agreement nor any right, duty, obligation or interest under this Agreement shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that (i) nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable upon his death or disability, or his executors, administrators, or other legal representatives, from assigning any rights to the person or persons entitled to any benefits, and (ii) any successor to the Company pursuant to any merger or consolidation involving the Company, and any purchaser of all or substantially all the assets of the Company, shall succeed to the rights and assume the obligations of the Company under this Agreement, and the Company covenants that it will not enter into or consummate any such transaction which does not make express provision for assumption of this Agreement. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties, any successors to or assigns of the Company, the Executive’s heirs, and the personal representatives of the Executive’s estate.

13. Amendment; Waiver.

This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by the parties. The waiver by any party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement.

14. Notices.

Any notice by either party to the other shall be either mailed by registered or certified mail (return receipt requested), sent by properly addressed electronic mail delivery, or sent by reputable overnight delivery or courier service to the other party at the address set forth below or to any other address a party may specify in the future by written notice. All notices shall be deemed effective upon delivery.

(i) To the Company: Rockland Trust Company
288 Union Street
Rockland, MA 02370
Attention: General Counsel
With a copy to:

Rockland Trust Company
288 Union Street
Rockland, MA 02370
Attention: Chief Human Resources Officer

(ii) To the Executive: Jeffrey J. Tengel
At the address on file with the Company

15. Governing Law.

This Agreement is to be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. If under Massachusetts law any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, that portion shall be deemed to be modified or altered to conform to applicable law or, if that is not possible, to be omitted from this Agreement, and the invalidity of any portion shall not affect the force, effect, and validity of the remainder of this Agreement.

16. Supersedes Previous Agreements.

This Agreement constitutes the entire understanding between the Company and the Executive relating to the employment of the Executive by the Company and supersedes and cancels all prior written and oral agreements and understandings, including any term sheet, with respect to the subject matter of this Agreement.

17. Section 409A.

(a)This Agreement is intended to comply with and be interpreted in accordance with Section 409A of the Code and implementing regulations and guidance (collectively, “Section 409A”). Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are incorporated by reference), that amount shall not be paid unless and until the Executive’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. With respect to any payments of nonqualified deferred compensation that are payable on termination of employment subject to the effectiveness of the Release, if the twenty-one (21)-day review period for such Release straddles two (2) calendar years, then such payments will be paid (or commence being paid) in the later calendar year to the extent required under Section 409A.

(b)In the event that the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following separation from service shall be delayed and paid in a lump sum (with interest from the date the Executive’s employment terminates at a rate of interest equal to the six (6)-month Treasury Bill rate in effect on the date of termination) upon the earlier of (x) the Executive’s date of death, or (y) the first day of the seventh (7th) month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(c)All expenses, reimbursements, or in-kind benefits provided to the Executive under this Agreement shall be made or provided in accordance with Section 409A, including (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits may not be subject to liquidation for any other benefit.

18. Counterparts.

This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original, but which together constitute one and the same instrument. This Agreement may also be executed by delivery of facsimile or “.pdf” signatures, which shall be effective for all purposes.

19. Section Headings.

The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

20. Definitions.

The capitalized terms used in this Agreement have the meanings set forth below:

“AAA” has the meaning set forth in Section 7 of this Agreement.

“Accounting Firm” has the meaning set forth in Section 5(d)(iii) of this Agreement.

“ADEA” has the meaning set forth in Section 5(g) of this Agreement.

“Affiliated Companies” has the meaning set forth in Section 5(b)(i) of this Agreement.
“Agreement” means this Employment Agreement.

“Annual Cash Incentive Opportunity” has the meaning set forth in Section 3(b) of this Agreement.

“Base Salary” has the meaning set forth in Section 3(a) of this Agreement.

“Board” means the Rockland Trust Company Board of Directors or one of its duly appointed committees.

“Cause” shall refer, subject to the notice and cure provisions of Section 5(a)(ii) (as applicable), to the Company’s termination of the Executive’s service with the Company within four (4) months after the Company has actual knowledge that the Executive has: (A) refused or failed, in any material respect, other than due to illness, injury, or absence authorized by the Company, to perform his duties or follow a lawful and reasonable directive of the Board which reasonably could be expected to be injurious to the Company or its Affiliated Companies, including the business or reputation of the Company or its Affiliated Companies, (B) engaged in (1) activities involving his personal profit as a result of his dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation or breach of fiduciary duty, or (2) dishonest activities or willful misconduct involving the Executive’s relations with the Company or its Affiliated Companies or any of their respective employees, customers or suppliers which reasonably could be expected to be injurious to the Company or its Affiliated Companies, including the business or reputation of the Company or its Affiliated Companies or the Executive’s ability to perform the duties required hereunder; (C) committed larceny, embezzlement, conversion or any other act involving the misappropriation of Company or customer funds in the course of his employment; (D) been convicted of any crime which reasonably could affect in a materially adverse manner the reputation of the Company or the Executive’s ability to perform the duties required hereunder; (E) committed an act involving gross negligence on the part of the Executive in the conduct of his duties hereunder which reasonably could be expected to be injurious to the Company or its Affiliated Companies, including the business or reputation of the Company or its Affiliated Companies or the Executive’s ability to perform the duties required hereunder; (F) a violation (other than any insubstantial and inadvertent violation) of the Company’s code of ethics, employee handbook or any other written policy adopted by the Board or the Holding Company Board, in each case as in effect from time to time; or (G) otherwise materially breached this Agreement to the substantial detriment of the Company.

“Change of Control” shall mean if during the Term of this Agreement (A) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Holding Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of Holding Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) a majority of the outstanding common stock of the Holding Company or the Company, or (y) securities of either the Holding Company or the Company representing a majority of the combined voting power of the then-outstanding voting securities of either the Holding Company or the Company, respectively; or (B) during any period of two consecutive years following the date hereof, individuals who at the beginning of that period constitute the Board of the Holding Company cease, at any time after the beginning of such period, for any reason to constitute a majority of the Board of the Holding Company, unless the election of each new director was nominated or approved by at least two-thirds (2/3) of the directors of the Board then still in office who were either directors at the beginning of the two (2)-year period or whose election or whose nomination for election was previously so approved; or (C) the consummation of a merger or consolidation or sale or other disposition of all or substantially all of the assets of the Holding Company (a “Corporate Transaction”); excluding a Corporate Transaction in which the stockholders of the Holding Company immediately prior to the Corporate Transaction would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule

13d-3 under the Exchange Act), directly or indirectly, shares representing, in the aggregate, more than the majority of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or (D) the approval of the Holding Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Holding Company. Notwithstanding anything herein to the contrary, this definition shall be construed to be consistent with the requirements of Section 280G of the Code and, with respect to any amount that constitutes “nonqualified deferred compensation” within the meaning of Section 409A, a Change of Control shall not constitute a settlement or distribution event with respect to such amount, or an event that otherwise changes the timing of payment, settlement or distribution of such amount, unless the Change of Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto.

“Code” means the Internal Revenue Code of 1986, as currently amended and as may be amended and in effect in the future.

“Company” means Rockland Trust Company.

“Effective Date” has the meaning set forth in the paragraph of this Agreement entitled “Parties and Effective Date.”

“Equity Plan” has the meaning set forth in Section 3(c) of this Agreement.

“Exchange Act” has the meaning set forth in Section 6(c) of this Agreement.

“Excise Tax” has the meaning set forth in Section 5(d)(iii) of this Agreement.

“Executive” has the meaning set forth in the paragraph of this Agreement entitled “Parties and Effective Date.”

“Good Reason” means, subject to the notice and cure provisions of Section 5(b)(ii), the resignation of the Executive within four (4) months after the Company, without the Executive’s express written consent: (A) materially breaches this Agreement to the substantial detriment of the Executive; (B) materially diminishes the Executive’s duties or responsibilities from those contemplated by this Agreement; (C) reduces the Executive’s Base Salary, other than any across the board reduction in Base Salary (and corresponding decreases to the Annual Cash Incentive Opportunity or Annual Equity Incentive Opportunity) implemented as part of a reduction that applies uniformly to the Executive and other similarly situated executives of the Company, (D) materially reduces the Executive’s Annual Cash Incentive Opportunity and Annual Equity Incentive Opportunity, other than in connection with an across the board change in the design of the Company’s incentive compensation program that applies uniformly to the Executive and other similarly situated executives of the Company; or (E) requires the Executive to relocate his primary place of work to an office location which is more than fifty (50) miles from the Company’s offices in Hanover, Massachusetts.

“Holding Company” has the meaning set forth in the paragraph of this Agreement entitled “Parties and Effective Date.”

“Holding Company Board” means the Independent Bank Corp. Board of Directors or one of its duly appointed committees.

“Make-Whole Bonus” has the meaning set forth in Section 3(d) of this Agreement.

“Make-Whole Equity Award” has the meaning set forth in Section 3(e) of this Agreement.

“Payments” shall have the meaning set forth in Section 5(d)(iii) of this Agreement.

“Release” has the meaning set forth in Section 5(g) of this Agreement.

“Restricted Territory” has the meaning set forth in Section 6(b) of this Agreement.

“Section 409A” has the meaning set forth in Section 17 of this Agreement.

“Severance Agreement” has the meaning set forth in Section 5(c)(i) of this Agreement.

“Term” has the meaning set forth in Section 2 of this Agreement.

[Signature page follows]

The parties have executed this Agreement as a Massachusetts instrument under seal as of the dates written below:

ROCKLAND TRUST COMPANY
By: /s/ Maria Harris
Name: Maria Harris
Title: Chief Human Resources Officer
Date:

INDEPENDENT BANK CORP.
By: /s/ Maria Harris
Name: Maria Harris
Title: Chief Human Resources Officer
Date:

EXECUTIVE
By: /s/ Jeffrey J. Tengel
Name: Jeffrey J. Tengel
Date: